                                                                     Exhibit M


                                   Ensemble SL
                         Illustrated Sample Calculation
                     Fifth Policy Year Monthly Calculations

Illustrated Contract Owner:
         Male Issue Age 55, Standard Nonsmoker/Female Issue Age 50, Standard Nonsmoker, Face Amount 100,000, Death Benefit Option 1, $2,000 Planned Annual Premium Paid Annually on the Policy Anniversary. Current Cost of Insurance rates, Hypothetical Gross Annual Investment Return = 12%.

Policy Value:
         Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x [Net Investment Factor].

Derivation of Net Rate of Return from Gross Rate of Return:
         This Illustration assumes a Gross Rate of Return of 12.00% Asset based charges are stated as annual rates and assessed daily.
         Investment Advisory Fee = .68%
         M & E Risk Charge =   1.50% current; 1.25% guaranteed
         Portfolio Expense =   .30% Note: Portfolio Expenses vary by portfolio.
                               The amount used in this illustration, .30%,
                               represents the aggregate arithmetic average of
                               portfolio expenses incurred during the year 2002
         Asset Based Charges   = Investment Advisory Fee + M&E Risk Charge +
                                 Portfolio Expense.
                     Current   = .68% + 1.00% + .30%
                               = 1.98%
                     Maximum   = .68% + 1.25% + .30%
                               = 2.23%
          Net Rate of Return   = Gross Rate of Return - Assumed Asset Base
                                 Charges.
                     Current   = 12.00% - 1.98%
                               = 10.02%
                     Maximum   = 12.00% - 2.23%
                               =  9.77%

         Net Investment Factor: This demonstration assumes the Net Rate of Return is earned over a one-month (30/360 of a year) period. The monthly Net Investment Factor will then be (1+.1002)^1/12=1.0079894.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges (excluding asset based charges) are made:

         Net Premium = Gross Premium - *Expense Charge.
         *The Premium Expense Charge equals 3.75% in all years.
         Monthly Deduction = COI Deduction + Policy Fee +
         Administrative Expense Charge. For Example, on the fifth policy anniversary for a Male/Female Nonsmoker Issue Ages 55/50.

                  Net Premium = $2,000.00 * (1-.0375) = $1,925.00
                  Policy Fee = $10.00
                  COI Deduction = {(Death Benefit/1.0032737) - Policy Value} x Monthly COI Rate.
                  The Current Monthly COI Rate is .00005878.
                  The Illustrated Death Benefit is $100,000.

                  Policy Value        = End of Year 4 Policy Value + Net
                                        Premium - Policy Fee - Acquisition Load
                                      = $7,795.60 + 1925.00 - 10.00 - 15.00
                                      = $9,695.60
                  COI Deduction       = {($100,000/1.003274) - $9,695.60} x
                                        .00005878 = $5.29.

                  Monthly Deductions  = Policy Fee + COI Deductions.
                                      = $10.00 + $15.00 + $5.29 = $30.29.

Policy Value:
Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x
               [Net Investment Factor].
             = $7,795.60 + 1,925.00 - 30.29 x 1.0079894
             = $9,767.73

The following is a detailed representation of the interim policy value calculations during Policy Year 5.

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       Beginning                                          Net

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         Policy      Net    Admin     Unit      COI    Investment   Accumulation  Surrender      Cash
 Month   Value     Premium  Load      Load     Charges   Earnings       Value      Charge        Value
   1    7,795.60  1,925.00  10.00    15.00       5.29      77.42       9,767.73    936.00      8,831.73
   2    9,767.73      --    10.00    15.00       5.29      77.80       9,815.24    936.00      8,879.24
   3    9,815.24      --    10.00    15.00       5.28      78.18       9,863.13    936.00      8,927.13
   4    9,863.13      --    10.00    15.00       5.28      78.56       9,911.41    936.00      8,975.41
   5    9,911.41      --    10.00    15.00       5.28      78.94       9,960.08    936.00      9,024.08
   6    9,960.08      --    10.00    15.00       5.27      79.33      10,009.14    936.00      9,073.14
   7   10,009.14      --    10.00    15.00       5.27      79.73      10,058.59    936.00      9,122.59
   8   10,058.59      --    10.00    15.00       5.27      80.12      10,108.44    936.00      9,172.44
   9   10,108.44      --    10.00    15.00       5.27      80.52      10,158.70    936.00      9,222.70
  10   10,158.70      --    10.00    15.00       5.26      80.92      10,209.35    936.00      9,273.35
  11   10,209.35      --    10.00    15.00       5.26      81.32      10,260.42    936.00      9,324.42
  12   10,260.42      --    10.00    15.00       5.26      81.73      10,311.89    936.00      9,375.89
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Cash Value:
Cash Value = Accumulation Value - Surrender Charges
             Surrender Charge Factors vary by Issue Age, Policy Year, Sex, Underwriting Class.
             The Surrender Charge Factor for the Male/Female, Nonsmokers in Policy Year 5 is $9.36 per $1,000.
             Surrender Charge = Face Amount /1000 * Surrender Charge Factor
                              = 100,000/1000 * 9.36 = $936.00
Cash Value (End of Year 5) = $10,311.89 - 936.00 = $9,375.89

Death Benefits:
              For death benefit Option 1, the death benefit equals the greater of the face amount on the date of death, or the percentage of the accumulation value in the Compliance with Federal Laws provision. Those percentages vary by attained age and sex. For a female insured of attained aged 55, the percentage of the policy value in compliance with Federal Law provisions is 150%. The death benefit at the end of year 5 would be the greater of 100,000 and 150% of $9,375.89. The greater of 100,000 and $14,063.84 is 100,000.

How Calculations Vary for Other Contract Years:

Monthly COI rates vary by attained age.

M & E charges currently are 1.00% of policy values in policy years 1 through 10 and .40% in years 11 and beyond. The guaranteed maximum is 1.25% of policy values in policy years 1 through 10 and 0.85% in years 11 and beyond.

Premium Loads are equal to 3.75% of premium in all years.

Surrender Charges vary by policy year and are equal to zero in years 10 and beyond.

In the illustrated case of Male/Female, Nonsmokers, the Surrender Charges, per 1000 of face amount, are:


 Policy  Policy  Policy  Policy  Policy  Policy  Policy  Policy  Policy  Policy
  Year    Year    Year    Year    Year    Year    Year    Year    Year    Year
   1       2       3       4       5       6       7       8        9       10
  9.36    9.36   9.36     9.36   9.36     7.49    5.62   3.74    1.87    0.00

Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws provision.